Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DARIOHEALTH CORP.

DarioHealth Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the "Board") resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Corporation's Certificate of Incorporation be amended to effectuate reverse stock split of the Corporation's issued and outstanding shares of common stock on the effective date of this amendment.

RESOLVED: That, in accordance with the resolutions set forth above, the Corporation's Certificate of Incorporation be amended to give effect to a reverse stock split of the Corporation's issued and outstanding shares of common stock by adding the following as a new paragraph to the end of paragraph 1 to ARTICLE IV:

"Upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Company pursuant to the General Corporation Law of the State of Delaware, and with effect as of 12:01 a.m. Eastern Time on August 28, 2025 (the "Effective Time"), each twenty (20) shares of Common Stock either issued and outstanding or held by the Company in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share and that such shares, when issued, shall be validly issued, fully paid and non-assessable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

SECOND: That pursuant to resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held on July 23, 2025, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a quorum existed and the necessary number of shares as required by statute and the Corporation's Bylaws were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Bylaws.

FOURTH: This amendment shall become effective at the Effective Time or as of 12:01 a.m. Eastern Time on August 28, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 25th day of August, 2025.

[Signature Page Follows]

DARIOHEALTH CORP.

By:	/s/ Chen Franco-Yehuda
Name: Chen Franco-Yehuda
Its: Chief Financial Officer